AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment”) is effective as of this 1st day of September, 2021, by and between Cliffwater Corporate Lending Fund, a Delaware statutory trust (“Cliffwater”) and UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”).

WHEREAS, Cliffwater and UMBFS have entered into an Administration, Fund Accounting and Recordkeeping Agreement dated February 26, 2019 and subsequently amended (the “Agreement”)

WHEREAS, the parties wish to amend the Agreement as set forth herein by entering into this Amendment.

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Schedule A and Schedule B to the Agreement shall hereby be amended and restated in their entirety to read as the respective Schedule A and Schedule B attached hereto.

2.         The parties hereby agree to extend the current term of each of the Agreement to September 1, 2024. Notwithstanding anything to the contrary in the Agreement, the Agreement shall continue in effect for the aforementioned term and may not be terminated by Cliffwater prior to September 1, 2024. After that date, each Agreement shall automatically renew for additional twelve (12) month terms unless earlier terminated as provided for in the Agreement.

3.        Any reference to the Agreement shall be a reference to the Agreement as amended hereby. All rights, obligations and liabilities in respect of the Agreement shall continue to exist save as varied herein. In the event of any conflict or inconsistency between the provisions of this Amendment and the Agreement, the terms of this Amendment shall prevail. All other terms of the Agreement are hereby ratified and confirmed.

4.        This Amendment may be executed in any number of counterparts, each of which shall constitute an original but which together shall constitute one instrument.

5.        This Amendment shall be governed by and construed in accordance with the laws of the State of Wisconsin, excluding the laws on conflicts of laws.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

CLIFFWATER CORPORATE LENDING FUND
(“Cliffwater”)

By:
Lance Johnson
Treasurer

UMB FUND SERVICES, INC.
(“UMBFS”)

By:
Maureen A. Quill
Executive Vice President

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Second Amended and Restated

Schedule A

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

Cliffwater Corporate Lending Fund

and

UMB Fund Services, Inc.

Services

General

Provide office space, facilities, equipment, and personnel to carry out the Services.

Fund Administration Services

1.	General Fund Management:
a.	Provide appropriate personnel, office facilities, information technology, record keeping and other resources as necessary for the Administrator to perform its duties and responsibilities under this agreement;

b.	Act as liaison among all Fund service providers.

2.	Financial Reporting and Audits:

a.	Prepare quarterly, semi-annual and annual schedules and financial statements including schedule of investments and the related statements of operations, assets and liabilities, changes in net assets and cash flow (if required), and financial highlights to each financial statement;

b.	Draft footnotes to financial statements for approval by the Fund’s officers and independent accountants

c.	Provide facilities, information and personnel as necessary to accommodate annual audits with the Fund’s independent accountants or examinations by the SEC or other regulatory authorities

3.	Compliance:

a.	On a monthly basis, assist the Investment Adviser in monitoring compliance with (i) investment restrictions described in the Fund’s registration statement, (ii) SEC diversification requirements, as applicable, and (iii) its status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended, specifically asset diversification requirements, qualifying income requirements, and distribution requirements.

4.	Expenses:

a.	Prepare annual Fund-level and class-level budgets and update on a periodic basis;

b.	Coordinate the payment of expenses;

c.	Establish accruals and provide to the Fund’s Fund Accountant;

d.	Provide expense summary reporting as reasonably requested by the Fund.

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5.	Filings:

a.	File Form N-PX and any amendments based on information provided by the Investment Adviser or its delegate;

b.	Assist in compiling exhibits and disclosures for Form N-CSR and any amendments and file when approved by the principal officers of the Fund;

c.	Compile data, prepare timely notices and any amendments and file with the SEC pursuant to Rule 24f-2;

d.	Assist in obtaining Fund fidelity bond and errors & omissions insurance. File Rule 17g-1 fidelity bond filing when received from the Fund or broker.

6.	N-PORT/N-CEN Services

a.	Subject to having received all relevant information regarding holdings, risk metrics, and liquidity buckets, compile data in support of, and prepare, maintain, and file timely N-PORT reports, and any amendments with the SEC; the Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):

i.	To comply with all laws, rules and regulations applicable to accessing and using Data;

ii.	To not extract the Data from the view-only portal;

iii.	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);

iv.	To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

v.	To exculpate the Administrator, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

b.	With respect to Form N-CEN:

i.	On an annual basis, compile and review data required to complete the form and provide, as a draft of the report to the Investment Adviser for approval prior to filing.

ii.	File report with the SEC and any amendments by required deadline.

7.	Other:
a.	Calculate dividend and capital gain distributions, subject to review and approval by the Fund’s officers and independent accountants;
b.	Calculate standard performance, as defined by Rule 482 of the Investment Company Act of 1940 (the “1940 Act”), as requested by the Fund;
c.	Report performance and other portfolio information to outside reporting agencies as directed by the Investment Adviser;
d.	Prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amount of Shares to initially and subsequently qualify and the warning threshold to be maintained; promptly prepare an amendment to the Fund’s notice permit to increase the offering amount as necessary;
e.	Provide periodic updates on recent accounting, tax and regulatory events affecting the Fund and/or Investment Adviser.
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f.	Assist the Fund during SEC audits, including providing applicable documents from the SEC’s document request list;
g.	Maintain a regulatory compliance calendar listing various Board approval and SEC filing dates.

Fund Accounting Services

1.	Cash Processing:
a.	Provide the Investment Adviser, sub-adviser(s), and/or delegate with a daily report of cash and projected cash;
b.	Maintain cash and position reconciliations with custodian(s) and prime brokers.
2.	Investment Accounting and Securities Processing:
a.	Maintain daily portfolio records for the Fund, using security information provided by the Investment Adviser or sub-adviser(s);
b.	On a daily basis, process non-discretionary corporate action activity and discretionary corporate action activity upon receipt of instructions from the Investment Adviser;
c.	On each day a net asset value is calculated, record the prices for every portfolio position using sources approved by the Board of Trustees;
d.	On each business day, record interest and dividend accruals, on a book basis, for the portfolio securities held in the Fund and calculate and record the gross earnings on investments for that day. Account for daily or periodic distributions of income to shareholders and maintain undistributed income balances each day;
e.	On each business day, determine gains and losses on portfolio securities sales on a book basis. Account for periodic distributions of gains to shareholders of the Fund and maintain undistributed gain or loss balance as of each day;
f.	Provide the Investment Adviser with standard daily/periodic portfolio reports for the Fund as mutually agreed upon.
3.	General Ledger Accounting and Reconciliation:
a.	On each business day, calculate the amount of expense accruals according to the methodology, rates or dollar amounts provided by the Investment Adviser or the Fund’s Administrator. Account for expenditures and maintain accrual balances at a level of accounting detail specified by the Investment Adviser;
b.	Account for purchases, sales, exchanges, transfers, reinvested distributions, and other activity related to the shares of the Fund as reported by the Fund’s Transfer Agent. Reconcile activity to the transfer agency records;
c.	Review outstanding trade, income, or reclaim receivable/payable balances with the appropriate party;
d.	Maintain and keep current all books and records of the Fund as required by Section 31 of the 1940 Act, and the rules thereunder, in connection with the Fund Accountant’s duties hereunder.
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4.	Compute NAV in accordance with Fund procedures:
a.	Calculate the net asset value per share and other per-share amounts on the basis of shares outstanding reported by the Fund’s Transfer Agent.
b.	Issue daily reports detailing per share information of the Fund to such persons (including Transfer Agent, NASDAQ and other reporting agencies) as directed by the Investment Adviser.

Tax Administration Services

1.	Prepare tax work schedules for both excise tax and income tax provision purposes, calculating dividend and capital gains distributions subject to review and approval by the Fund’s officers and their independent accountants.

2.	Review any complex corporate actions prepared by fund accounting for unique tax issues.

3.	Include the appropriate tax adjustment for wash sales, identified by third-party services, for inclusion in financial information, distributions and tax returns.

4.	Include the appropriate tax adjustments for Passive Foreign Investment Company (PFIC) holdings, identified by third-party services and/or provided by the Investment Adviser, in tax work schedules. Assist the Investment Adviser in determining either the marked-to-market or Qualified Electing Fund (QEF) election. If the QEF election is chosen, the Investment Adviser will work with the underlying PFIC to procure and provide the required QEF Statement to the Fund, as well as an estimate for the excise tax calculation and the distribution.

5.	Prepare for review by the Fund’s independent accountants the financial statement book/tax differences (e.g., capital accounts) and footnote disclosures.

6.	Assist the Fund in monitoring and maintaining documentation associated with ASC 740-10 (Financial Interpretation Number 48 Accounting for Uncertainty in Income Taxes).

7.	Assist the Fund’s independent accountants in the preparation and filing, for execution by the Fund’s officers, of all federal income and excise tax returns and the Fund’s state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Fund’s custodian or Transfer Agent, subject to review, approval and signature by the Fund’s officers and the Fund’s independent accountants.

8.	Prepare analysis in determining qualified dividend income amounts for notification to shareholders and prepare ICI Primary and Secondary Layouts for shareholder reporting.

9.	Prepare Forms 1099-MISC, Miscellaneous Income for board members and other required Fund vendors.

10.	If the Fund is considered to be a non-publicly offered RIC, calculate the affected RIC expenses to be allocated to each affect investor and assist the Transfer Agent with including the information in a statement to the shareholder.
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Legal Administration Services

Subject to the direction of and utilization of information provided by the Trust, the Investment Adviser and fund counsel, UMB Fund Services will provide the following services on behalf of the Fund(s):

1.	Filings:
a.	Prepare initial draft of annual (or as required) update to registration statement;
i.	Manage review and comment process with adviser, fund counsel, auditors, distributor and other parties;
ii.	Update Part C and include relevant exhibits;
iii.	Obtain auditor’s consent for filing of financial statements;
b.	Prepare initial draft supplements to the Funds’ registration statement, for review and approval by fund counsel, the adviser and the distributor;*
c.	Subject to direction by fund counsel, and upon information provided by the Fund’s applicable directors or officers, assist with filing Forms 3, 4 or 5 under Section 16, as required;
d.	For closed-end funds, prepare and file periodic tender offers;
e.	Prepare filings necessary to de-register a fund(s).
2.	Board Administration:
a.	Interface with the Board, Advisor and Fund Officers to assist in fund governance
b.	Assist in establishing meeting timing, agendas and resolutions with the Investment Adviser, fund counsel and/or Board as requested by the Fund;
c.	Draft notices of quarterly meetings and resolutions for review and approval by fund counsel;
d.	Attend quarterly Board meetings, either in person or telephonically, and prepare a first draft of the meeting minutes, as requested by the Board/Fund.
3.	Corporate Governance:
a.	With the assistance of fund counsel, prepare and file required SEC correspondence;
b.	Prepare and file with the SEC tender offers for registered closed-end funds.

*	Depending on the complexity of the investment strategy(ies) to be implemented, fund counsel may be more involved.

Secretarial Services

1.	Provide a qualified professional to serve as Corporate Secretary
2.	Review and sign, as necessary:
a.	Corporate documents, including policies and procedures
b.	Regulatory filings, upon receipt of approval from other Fund officers, including power of attorney and minutes
c.	Blue Sky registration and reporting documents
3.	Participate in annual audit and discussions with auditors

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4.	Review fund distributions
5.	Review fund expenses and expense accruals
6.	Participate in Board meetings as requested

7.	Corporate Governance:
a.	Assist the Funds during SEC audits, including providing applicable documents from the SEC’s document request list;
b.	Act as liaison with fund counsel;
c.	Assist the Funds during SEC audits, including providing applicable documents from the SEC’s document request list;

Investor Services and Transfer Agent

1.	Set up and maintain Shareholder accounts and records
2.	Follow-up with prospects who return incomplete applications
3.	Store account documents electronically
4.	Receive and respond to Shareholder account inquiries by telephone or mail, or by e-mail if the response does not require the reference to specific Shareholder account information
5.	Process purchase and repurchase orders, transfers, and exchanges, including automatic purchases and repurchases via postal mail, telephone and personal delivery, provided payment for shares is in the form of a check, wire transfer or requested ACH, or such other means as the parties shall mutually agree
6.	Process dividend payments by check, wire or ACH, or reinvest dividends
7.	Issue daily transaction confirmations and monthly or quarterly statements
8.	Issue comprehensive clerical confirmation statements for maintenance transactions
9.	Provide cost basis statements
10.	Provide information for the mailing of Prospectuses, annual and semi-annual reports, and other Shareholder communications to existing shareholders
11.	File IRS Forms 1099, 5498, 1042, 1042-S and 945 with shareholders and/or the IRS
12.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent
13.	Calculate plan fees and payments under shareholder servicing plans
14.	Provide standards to structure forms and applications for efficient processing
15.	Provide basic report access for up to four (4) people
16.	Assist the Fund in complying with Federal Trade Commission Rule 681.2 adopted under the Fair Credit Reporting Act (the “Red Flags Rule”) by monitoring/handling shareholder accounts in accordance with the Fund’s identity theft prevention program and reporting any possible instances of identity theft to the Fund.
17.	Conduct periodic postal clean-up
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 Second Amended and Restated

Schedule B

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

Cliffwater Corporate Lending Fund

and
UMB Fund Services, Inc.

Fees

Fund Accounting, Administration and Tax Fees

Administration and Fund Accounting*
▪	First $500 million in assets, per year	10.0 basis points, plus
▪	Next $500 million in assets, per year	8.0 basis points, plus
▪	Assets over $1 billion, per year	6.0 basis points
▪	Assets over $3 billion, per year	4.0 basis points
▪	Assets over $5 billion, per year	2.0 basis points
▪	Assets over $10 billion, per year	1.0 basis point

*	Subject to an annual minimum of $100,000.
Legal Administration
▪	First $250 million in assets, per year	1.0 basis points, plus
▪	Next $750 million in assets, per year	0.75 basis points, plus
▪	Assets over $1 billion, per year	0.5 basis points

Secretarial Services
▪	First $250 million in assets, per year	1.0 basis points, plus
▪	Next $750 million in assets, per year	0.75 basis points, plus
▪	Assets over $1 billion, per year	0.5 basis points

Multi-Class Fees
▪	Annual fee per additional class	$12,000

Out-of-Pocket Expenses – Fund Accounting/Administration

Out-of-pocket expenses include, but are not limited to, normal recurring expenses such as pricing services, postage, express delivery charges, courier services, printing of reports, photocopying, stationery, record retention/storage/retrieval, travel on behalf and request of the fund, bank account service fees and any other bank charges, and expenses, including but not limited to reasonable attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds. Negotiated project fees may apply for special programming to create custom reports. Special projects will be billed at a rate of $150/hour.

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Investor Services and Transfer Agent

Annual Base Fee		$30,000
Plus:
Annual Per-Account Transfer Agent Fees
▪	First 3,500 investors, each	$30
▪	Next 500 investors, each	$30
▪	Each investor over 4,000 investors	$30

Investor Telephone Calls
▪	Per minute	$1.00

Advanced Reporting Solutions
▪	Annual maintenance fee*	included
▪	Additional interactive user license (per license, per year)	$1,000

*	Includes initial set-up costs plus up to four interactive user licenses per fund family

Additional Services

USA PATRIOT Act (AML)
▪ Annual fee	$2,000

Internet Services
Voila
▪ Monthly maintenance fee	$1,000

Web-based document mailing*
▪ Annual maintenance fee	$1,500
▪ Per shareholder, per mailing	$.15

*	Statements, prospectuses, financial reports, etc.

NSCC
▪	Annual service fee per fund		$1,000

Intermediary File Feed – Non-DTCC
▪	Per feed		$25

NSCC’s Mutual Fund Profile II Services*
▪	Tier 1: Activate Mutual Fund Profile II – Advisor populates data		No fee
▪	Tier 2: Activate Mutual Fund Profile II – UMBFS supports Advisor in populating data
	[ ]	Set-up fee, per fund family (paid in 12 monthly installments)	$1,000
	[ ]	Monthly maintenance fee – up to 25 CUSIPs	$250
	[ ]	Monthly maintenance fee – more than 25 CUSIPs	$500

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*	Funds using Mutual Fund Profile II services will also pay out-of-pocket fees charged by DTCC. Fund members with 25 or fewer security issue IDs using Phase I and II of Mutual Fund Profile II will receive a $1,000 credit per month against the DTCC base bee of $1,250. Phase I Only DTCC fees are $350. DTCC fees are subject to change.

Blue Sky State Filing Fees
▪	Per state filing	$150

FATCA Services
▪	Annual fee	$2,500

Electronic Subscription Document Services
▪	Annual maintenance fee	$1,000
▪	Per subscription document request form opened (submitted or not submitted)	$7.50

Out-of-Pocket Expenses – Investor Services and Transfer Agent

Out-of-pocket expenses include, but are not limited to, annual year-end programming fees, copying charges, facsimile charges, inventory and record storage and reprocessing, statement paper, check stock, envelopes, tax forms, postage and direct delivery charges, tape/disk storage, travel, CPU usage, telephone and long distance charges, VPN/VNET fees, retirement plan documents, proxies and proxy services, DTCC/NSCC participant billing, manual cost basis processing, P.O. box rental, toll-free number, customer identity check fees, bank account service fees and any other bank charges, and expenses, including but not limited to reasonable attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.

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